Exhibit 99.1

Citrin Cooperman & Company, LLP Certified Public Accountants 50 Rockefeller Plaza New York, NY 10020 T 212.697.1000 F 212.697.1004 citrincooperman.com

August 31, 2022

Mr. William Hermann, Partner
Mr. William Cai, Partner
wShares Enhanced Gold ETF
2 Park Avenue, 20th Floor
New York, NY 10016
Dear Messrs. Hermann and Cai:
On March 22, 2022, management of wShares Enhanced Gold ETF (the “Company”) engaged Citrin Cooperman & Company, LLP to (i) audit the December 31, 2021 financial statements of the Company; and (ii) perform reviews of the Company’s unaudited quarterly financial information of each of the three quarters and the year-to-date periods for the year ending December 31, 2022, which were to be included in the quarterly reports (“Form 10-Q”) filed by the Company under the Securities Exchange Act of 1934.
It came to our attention that the Company filed its Form 10-Q as of and for the six months ended June 30, 2022, on August 12, 2022 (the “Filing”). Citrin Cooperman & Company, LLP had commenced but had not completed its review of the Company’s June 30, 2022, quarterly financial information prior to the Filing. The Company should have explicitly disclosed that the Filing was incomplete because the interim review was not complete. Citrin Cooperman & Company, LLP expects to complete its interim review procedures on or about August 31, 2022. Based on the review procedures, at this time, we are not aware of any material modifications that should be made to the Company’s interim financial information included in the Filing for it to be in conformity with accounting principles generally accepted in the United States of America.
The Company should consult with its SEC Counsel as it relates to this matter and the associated disclosures that are deemed appropriate given the facts and circumstances. Citrin Cooperman & Company, LLP would like to be advised as soon as possible as it relates to next steps including if the Company will file a Form 8-K and/or Form 10-Q/A.
Your timely resolution of this matter is appreciated.
Very truly yours,
Citrin Cooperman & Company, LLP

“Citrin Cooperman” is the brand under which Citrin Cooperman & Company, LLP, a licensed independent CPA firm, and Citrin Cooperman Advisors LLC serve clients’ business needs. The two firms operate as separate legal entities in an alternative practice structure. Citrin Cooperman is an independent member of Moore North America, which is itself a regional member of Moore Global Network Limited (MGNL).